Free Writing Prospectus

Filed pursuant to Rule 433(d)

Registration Statement No. 333-131369

AB SVENSK EXPORTKREDIT
(Swedish Export Credit Corporation)

Enhanced Participation Notes Due August 2010
(Linked to the MSCI® EAFE Index)

Final Term Sheet

Principal Amount:	$16,302,000

Pricing Date:	January 18, 2008

Issue Date:	February 4, 2008

Maturity Date:	August 4, 2010, unless such day is not a Business Day, in which case the Maturity Date shall be the next following Business Day

Determination Date:	July 21, 2010, subject to the effect of Market Disruption Events

Initial Issue Price:	100% of Principal Amount

Underwriting commission:	0.25% of Principal Amount

Proceeds to Issuer:	99.75% of Principal Amount

Redemption Amount at Maturity:	On the Maturity Date, we will pay in respect of each note an amount in cash expressed as a percentage of Principal Amount as follows:

If the Final Index Level is equal to or greater than the Initial Index Level, the Redemption Amount will be a percentage of the principal amount of your note equal to 100% plus the lesser of:
(a) the Maximum Return; and
(b) the Index Return multiplied by the Participation Level.

If the Final Index Level is less than the Initial Index Level, the Redemption Amount will be a percentage of your note equal to 100% plus the Index Return (subject to a minimum return of 0% of the principal amount of your note).

Index Return:	The Final Index Level minus the Initial Index Level, divided by the Initial Index Level, expressed as a percentage.

Participation Level:	1.78

Initial Index Level:	2065.00

Index Cap:	135% of the Initial Index Level

Maximum Return:	62.30% (the product of (the Index Cap –100%) and the Participation Level)

CUSIP:	002546497

The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering.  Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering.  You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov.  Alternatively, you may obtain a copy of the prospectus from Goldman, Sachs & Co. by calling 1-866-471-2526.